EXHIBIT 99.1

Norwegian Cruise Line Reports Results for Third Quarter 2013

Net Revenue Increase of 20% on Addition of Norwegian Breakaway and Higher Net Yield

MIAMI, Oct. 28, 2013 (GLOBE NEWSWIRE) -- Norwegian Cruise Line (Nasdaq:NCLH) Norwegian Cruise Line Holdings Ltd., NCL Corporation Ltd., "Norwegian" or "the Company"), today reported results for the quarter ended September 30, 2013, and provided guidance for the fourth quarter and full year 2013.

Quarter Highlights

  Adjusted Net Income growth of 42.1% to $182.2 million with Adjusted EPS of $0.86
  Adjusted EBITDA increase of 21.2% to $271.0 million
  Net Yield increase of 4.1% (3.9% on a Constant Currency basis)

Third Quarter 2013 Results

"While the environment this year has become more challenging than anticipated, we demonstrated once again our ability to execute and post solid earnings. Our results for the quarter are the product of a summer season which was bolstered by the premium pricing from Norwegian Breakaway in her first full quarter of operation," said Kevin Sheehan, president and chief executive officer of Norwegian Cruise Line. "Improved ticket pricing and onboard spend, along with better than expected results from business improvement initiatives drove incremental EPS in the quarter."

The Company reported Adjusted Net Income for the third quarter of 2013 of $182.2 million and Adjusted EPS of $0.86 compared to $128.2 million and $0.72 in 2012, respectively. On a GAAP basis, net income and diluted earnings per share were $170.9 million and $0.82, respectively for the third quarter of 2013.

A 14.9% increase in Capacity Days from the addition of Norwegian Breakaway to the fleet, coupled with a 4.1% increase in Net Yield, (or 3.9% on a Constant Currency basis) resulted in a 19.6% improvement in Net Revenue for the period. The improvement in Net Yield was a result of higher pricing and onboard revenue in the period.

Adjusted Net Cruise Cost excluding Fuel per Capacity Day increased 4.6% (or 4.3% on a Constant Currency basis) over prior year. Fuel price, net of hedges, increased 2.4% to $695 per metric ton compared to $679 in 2012. The increase was partially offset by fuel consumption efficiencies particularly from the addition of Norwegian Breakaway to the fleet.

Interest expense, net for the quarter decreased significantly to $26.6 million from $47.2 million in the prior year mainly due to lower rates, resulting from the benefits of the redemption of higher rate debt and refinancing transactions completed earlier in the year.

2013 Guidance and Sensitivities

In addition to the results for the third quarter 2013, the Company also issued the following guidance, which reflects its expectations for the fourth quarter and full year 2013, along with accompanying sensitivities.

In thousands except per share data	Fourth Quarter 2013		Full Year 2013
		Constant		Constant
	As Reported	Currency	As Reported	Currency
Net Yield	4.0 to 5.0%	4.0 to 5.0%	4.0 to 4.5%	4.0 to 4.5%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day (1)	6.0 to 7.0%	6.0 to 7.0%	3.5 to 4.5%	3.5 to 4.5%
Adjusted EPS	$0.13 to $0.18		$1.35 to $1.40
Depreciation and amortization	$55 to $60 million		$215 to $220 million
Adjusted Interest Expense, net	$24 to $29 million		$122 to $127 million
Effect on Adjusted EPS of a 1% change in Net Yield (2)	$0.02		$0.02
(1) Full year includes inaugural costs and three incremental Dry-docks
(2) Based on midpoint of guidance

The following reflects the Company's expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Fourth Quarter 2013	Full Year 2013
Fuel consumption in metric tons	125,000	455,000
Fuel price per metric ton	$655	$680
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges (in thousands)	$0.01	$0.01

As of September 30, 2013, the Company had hedged approximately 93%, 64%, 51% and 15% of its remaining 2013, 2014, 2015 and 2016 projected fuel purchases, respectively.

Future capital commitments consist of contracted commitments, including future expected capital expenditures for business enhancements and ship construction contracts. As of September 30, 2013, anticipated capital expenditures together with amounts for export credit financing for ship construction were as follows (in thousands, based on the euro/U.S. dollar exchange rate as of September 30, 2013):

	Fourth
	Quarter	Full Year
	2013	2014	2015	2016

Ship construction	$37,143	$787,591	$940,321	$114,041
Ship financing	—	(696,213)	(749,290)	(45,345)

Ship construction net of financing	$37,143	$91,378	$191,031	$68,696

Business Enhancement Capital Expenditures (1)	$ 22,147	$ 110,000	$ 90,000	$ 85,000
(1) For the fourth quarter and full year 2013, Business Enhancement Capital Expenditures include approximately $7.0 million and $40.0 million for ROI Capital Expenditures, respectively.

Newbuild Update and Other Highlights

The Company is building on the success of its latest ship, Norwegian Breakaway, with the introduction of her sister ship, Norwegian Getaway, in January 2014. To be positioned year-round in Miami, Norwegian Getaway will bring to sea many of the elements that make Miami one of the world's top vacation destinations. Along with the previously announced Aqua Park, Illusionarium and the Waterfront, the Company recently announced the addition of South Florida-themed restaurants and lounges The Tropicana Room, Flamingo Bar & Grill along with the Sugarcane Mojito Bar and an Ice Bar. Buddy Valastro, who operates a branch of Carlo's Bake Shop on Norwegian Breakaway, will introduce the concept on Norwegian Getaway. The Company also looked to a local Miami institution for the selection of Norwegian Getaway's godmothers, tapping the Miami Dolphins Cheerleaders to christen the ship in a ceremony in February. "Norwegian Getaway's Miami touches, from dining to lounges, will bring the best of the Magic City to sea," said Sheehan. "With her sister ship Norwegian Breakaway, which brings the sights and sounds of New York City to sea, we are bringing the cruise industry a one-two punch of vessels inspired by two of the world's most exciting destinations."

Following Norwegian Getaway will be the introduction of two of the Company's Breakaway Plus vessels in 2015 and 2017. A recent naming contest with over 100,000 entries from across the world resulted in the selection of the names Norwegian Escape and Norwegian Bliss, keeping with the Company's trend of ship names which describe and support its unique proposition of freedom and flexibility. Slightly larger than the two Breakaway-class ships, Norwegian Escape and Bliss will have approximately 4,200 berths, making them the largest in Norwegian's fleet. The ships will include fuel scrubbers, which reduce emissions to comply with regulations for vessels sailing near coastal areas.

The Company's year-round, Hawaii-based ship, Pride of America, is in the final phases of installation of its own fuel scrubbers, making her the first of Norwegian's vessels to utilize this technology. In September the ship opened to guests a new set of suites, inside and studio staterooms, thirty-two in all. The addition of these new staterooms enhances the returns on one of the Company's highest-yielding ships.

Also in the quarter the Company completed a Secondary Offering of 23 million ordinary shares previously held by the Company's Sponsors. The Company received no proceeds from the offering.

Conference Call

The Company has scheduled a conference call for Tuesday, October 29, 2013 at 10:00 a.m. EDT to discuss third quarter 2013 results. A link to the live webcast can be found on the Company's Investor Relations website at www.investor.ncl.com. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line

Norwegian Cruise Line is the innovator in cruise travel with a 47-year history of breaking the boundaries of traditional cruising, most notably with the introduction of Freestyle Cruising which revolutionized the industry by giving guests more freedom and flexibility. Today, Norwegian invites guests to "Cruise Like a Norwegian" on one of 12 purpose-built Freestyle Cruising ships, providing guests the opportunity to enjoy a relaxed, resort style cruise vacation on some of the newest and most contemporary ships at sea. Recently, the line was named "Europe's Leading Cruise Line" for the sixth consecutive year, as well as "Caribbean's Leading Cruise Line" and "World's Leading Large Ship Cruise Line" by the World Travel Awards.

The Company took delivery of its most innovative ship to date, the 4,000-passenger Norwegian Breakaway on April 25, 2013 and was named "Best New Ship" by the editors of Cruise Critic.  Known as New York's ship, Norwegian Breakaway is the largest vessel to homeport year-round in the city and includes hull art by legendary artist Peter Max; seafood restaurant Ocean Blue by famed New York Iron Chef Geoffrey Zakarian; bakery by Buddy Valastro, star of the TLC series "Cake Boss;" and fitness classes and a retrospective display from the ship's iconic godmothers, the Rockettes®.  The entertainment lineup includes three Broadway shows: Rock of Ages, Burn the Floor and Cirque Dreams™ & Dinner: Jungle Fantasy.

Sister ship Norwegian Getaway, currently under construction at Meyer Werft, will be the largest ship to homeport year-round in Miami and will sail Eastern Caribbean voyages beginning in February.  The Company also has two larger vessels on order: Norwegian Escape with delivery scheduled in the fall of 2015; and Norwegian Bliss with delivery in the spring of 2017.

The Company's largest ship, the 4,100 passenger Norwegian Epic has been named "Best Overall Cruise Ship" by the readers of Travel Weekly two years in a row and "Best Ship for Sea Days" by Cruise Critic.

Norwegian Cruise Line is the official cruise line of the Miami Dolphins/Sun Life Stadium, Blue Man Group and Legends in Concert; and the official cruise line partner of The GRAMMY Awards and is an official partner of the Rockettes and Radio City Music Hall.

High resolution, downloadable images are available at www.ncl.com/pressroom. For further information on Norwegian Cruise Line, visit www.ncl.com, follow us on Facebook, Twitter, and Instagram @Norwegiancruiseline, Pin us on Pinterest, watch us on YouTube, or contact us in the U.S. and Canada at 888-NCL-CRUISE (625-2784).

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense) and other supplemental adjustments.

Adjusted EPS. Diluted earnings (loss) per share adjusted for supplemental adjustments.

Adjusted Free Cash Flow. Free Cash Flow adjusted for proceeds from ship construction financing facilities and other supplemental adjustments.

Adjusted Interest Expense, net. Interest expense, net excluding supplemental adjustments.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost excluding fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.   Net income (loss) adjusted for supplemental adjustments.

Berths. Double occupancy capacity per stateroom (single occupancy per studio stateroom) even though many staterooms can accommodate three or more passengers.

Business Enhancement Capital Expenditures: Capital expenditures other than those related to new ship construction.

Capacity Days. Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, depreciation and amortization.

Free Cash Flow. Net cash provided by operating activities less capital expenditures for ship construction, business enhancements and other.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield. Total revenue per Capacity Day.

Initial Public Offering (or "IPO"). The initial public offering of 27,058,824 ordinary shares, par value $.001 per share, of NCLH, which was consumated on January 24, 2013.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt-to-Capital. Net Debt-to-Capital is defined as total debt less cash and cash equivalents ("Net Debt") divided by Net Debt plus shareholders' equity.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Notes Offering. Issuance of $300.0 million in aggregate principal amount of senior unsecured notes bearing interest at 5% per annum maturing February 15, 2018.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some staterooms.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

ROI Capital Expenditures: Comprised of project-based capital expenditures which have a quantified return on investment.

Secondary Offering: Public offering in August 2013 resulting in the sale of 23,000,000 ordinary shares by selling shareholders.

Sponsors. The Apollo Funds, the TPG Viking Funds and Genting HK.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel and Adjusted EBITDA to enable us to analyze our performance. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of North America, a portion of our revenue and expenses are denominated in foreign currencies, particularly euro and British Pound sterling, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance, is a factor in the evaluation of the performance of management and is the primary metric used in determining the Company's performance incentive bonus paid to its employees. We believe that Adjusted EBITDA is a useful measure in determining the Company's performance as it reflects certain operating drivers of the Company's business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or measures comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income and Adjusted EPS are supplemental financial measures used to demonstrate GAAP net income and EPS excluding certain charges. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance, and we believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparison to our historical performance. These charges vary from period to period; thus, our presentation of Adjusted Net Income and Adjusted EPS may not be indicative of future adjustments or results.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to items in our consolidated financial statements below.

Note on Forward-Looking Statements

This release may contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar expressions may identify forward-looking statements, which are not historical in nature. These forward-looking statements reflect Norwegian's current expectations, and are subject to a number of risks, uncertainties, and assumptions. Among the important risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the adverse impact of the worldwide economic downturn and related factors such as high levels of unemployment and underemployment, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; changes in cruise capacity, as well as capacity changes in the overall vacation industry; intense competition from other cruise companies as well as non-cruise vacation alternatives which may affect our ability to compete effectively; our substantial leverage, including the inability to generate the necessary amount of cash to service our existing debt, repay our credit facilities if payment is accelerated and incur substantial indebtedness in the future; changes in fuel prices or other cruise operating costs; the risks associated with operating internationally, including changes in interest rates and/or foreign currency rates; the continued borrowing availability under our credit facilities and compliance with our financial covenants; our ability to incur significantly more debt despite our substantial existing indebtedness; the impact of volatility and disruptions in the global credit and financial markets which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; adverse events impacting the security of travel that may affect consumer demand for cruises such as terrorist acts, acts of piracy, armed conflict and other international events; the impact of any future changes relating to how travel agents sell and market our cruises; the impact of any future increases in the price of, or major changes or reduction in, commercial airline services; the impact of delays, costs and other factors resulting from emergency ship repairs as well as scheduled repairs, maintenance and refurbishment of our ships; the delivery schedules and estimated costs of new ships on terms that are favorable or consistent with our expectations;  the impact of problems encountered at shipyards, as well as, any potential claim, impairment loss, cancellation or breach of contract in connection with our contracts with shipyards; the impact of the spread of contagious diseases; accidents and other incidents affecting the health, safety, security and vacation satisfaction of guests or causing damage to ships, which could cause the modification of itineraries or cancellation of a cruise or series of cruises; our ability to obtain insurance coverage on terms that are favorable or consistent with our expectations; the impact of any breaches in data security or other disturbances to our information technology and other networks; the continued availability of attractive port destinations; the impact of weather and natural disasters; our ability to attract and retain key personnel and qualified shipboard crew, maintain good relations with employee unions, maintain or renegotiate our collective bargaining agreements on favorable terms and prevent any disruptions in work; the control of our Company by our Sponsors whose interests may not continue to be aligned with ours; changes involving the tax, environmental, health, safety, security and other regulatory regimes in which we operate; increases in our future fuel expenses related to implementing IMO regulations, which require the use of higher priced low sulfur fuels in certain cruising areas; the implementation of regulations in the U.S. requiring U.S. citizens to obtain passports for travel to additional foreign destinations; the impact of pending or threatened litigation and investigations and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Annual Reports on Form 10-K filed by each of Norwegian Cruise Line Holdings Ltd. ("NCLH") and NCL Corporation Ltd. ("NCLC") with the SEC and subsequent filings by NCLH and NCLC. You should not place undue reliance on forward-looking statements as a prediction of actual results. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based. In addition, certain financial measures in this website constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on the Company's web site at www.investor.ncl.com.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenue
Passenger ticket	$ 583,923	$ 490,322	$ 1,400,470	$ 1,257,871
Onboard and other	213,962	184,089	569,479	515,204
Total revenue	797,885	674,411	1,969,949	1,773,075
Cruise operating expense
Commissions, transportation and other	140,086	122,331	347,650	321,640
Onboard and other	61,744	53,641	153,431	136,851
Payroll and related	90,695	72,961	247,543	220,683
Fuel	77,035	69,602	225,115	206,743
Food	37,596	32,452	101,232	95,163
Other	48,946	43,084	164,899	152,759
Total cruise operating expense	456,102	394,071	1,239,870	1,133,839
Other operating expense
Marketing, general and administrative	77,606	57,779	236,923	190,748
Depreciation and amortization	56,097	48,423	158,699	140,900
Total other operating expense	133,703	106,202	395,622	331,648
Operating income	208,080	174,138	334,457	307,588
Non-operating income (expense)
Interest expense, net	(26,627)	(47,196)	(257,969)	(142,271)
Other income (expense)	(626)	1,644	1,168	2,730
Total non-operating income (expense)	(27,253)	(45,552)	(256,801)	(139,541)
Net income before income taxes	180,827	128,586	77,656	168,047
Income tax expense	(7,933)	(398)	(11,177)	(544)
Net income	172,894	128,188	66,479	167,503
Net income attributable to non-controlling interest	2,036	--	857	--
Net income attributable to Norwegian Cruise Line Holdings Ltd.	$ 170,858	$ 128,188	$ 65,622	$ 167,503

Weighted-average shares outstanding
Basic	204,425,308	178,252,763	202,279,989	178,198,984
Diluted	210,703,244	179,050,050	208,673,608	178,986,504

Earnings per share
Basic	$ 0.84	$ 0.72	$ 0.32	$ 0.94
Diluted	$ 0.82	$ 0.72	$ 0.32	$ 0.94

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net Income	$ 172,894	$ 128,188	$ 66,479	$167,503
Other comprehensive income (loss):
Shipboard Retirement Plan	117	98	351	294
Cash flow hedges:
Net unrealized gain (loss)	16,798	40,860	(12,619)	15,110
Amount realized and reclassified into earnings	(1,539)	(2,707)	(3,623)	(19,309)
Total other comprehensive income (loss)	15,376	38,251	(15,891)	(3,905)
Total comprehensive income	188,270	166,439	50,588	163,598
Comprehensive income attributable to non-controlling interest	2,233	--	445	--
Total comprehensive income attributable to Norwegian Cruise Line Holdings Ltd.	$ 186,037	$ 166,439	$ 50,143	$163,598

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except share data)

	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$ 56,960	$ 45,500
Accounts receivable, net	17,717	15,062
Inventories	45,901	39,681
Prepaid expenses and other assets	66,473	64,686
Total current assets	187,051	164,929

Property and equipment, net	5,622,574	4,960,142
Goodwill and tradenames	611,330	611,330
Other long-term assets	184,594	202,026
Total assets	$ 6,605,549	$ 5,938,427
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$ 282,564	$ 221,233
Accounts payable	98,559	79,126
Accrued expenses and other liabilities	225,266	231,040
Due to affiliate	36,815	59,897
Advance ticket sales	434,541	353,793
Total current liabilities	1,077,745	945,089
Long-term debt	2,830,477	2,764,120
Due to affiliate	73,468	147,364
Other long-term liabilities	48,971	63,070
Total liabilities	4,030,661	3,919,643
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized;
205,083,076 shares issued and outstanding at September 30, 2013, and $.0012 par value;
40,000,000 shares authorized; 21,000,000 shares issued and outstanding at
December 31, 2012	205	25
Additional paid-in capital	2,819,153	2,327,097
Accumulated other comprehensive income (loss)	(33,098)	(17,619)
Retained earnings (deficit)	(233,563)	(299,185)
Total shareholders' equity controlling interest	2,552,697	2,010,318
Non-controlling interest	22,191	8,466
Total shareholders' equity	2,574,888	2,018,784
Total liabilities and shareholders' equity	$ 6,605,549	$ 5,938,427

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended
	September 30,
	2013	2012
Cash flows from operating activities
Net income	$ 66,479	$ 167,503
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	180,143	160,781
Gain on derivatives	(195)	(2,067)
Deferred income taxes, net	11,026	--
Write-off of deferred financing fees	36,357	2,358
Share-based compensation expense	21,283	495
Premium on debt issuance	--	6,000
Changes in operating assets and liabilities:
Accounts receivable, net	(2,655)	(4,649)
Inventories	(6,220)	(6,941)
Prepaid expenses and other assets	(1,558)	375
Accounts payable	19,433	(13,393)
Accrued expenses and other liabilities	(5,480)	27,312
Advance ticket sales	79,730	38,749
Net cash provided by operating activities	398,343	376,523
Cash flows from investing activities
Additions to property and equipment and other	(835,765)	(229,855)
Net cash used in investing activities	(835,765)	(229,855)
Cash flows from financing activities
Repayments of long-term debt	(2,229,821)	(718,255)
Repayments to Affiliate	(98,171)	--
Proceeds from long-term debt	2,359,310	584,990
Proceeds from the issuance of ordinary shares, net	473,017	--
Proceeds from the exercise of stock options	1,268	--
Deferred financing fees and other	(56,721)	(3,635)
Net cash provided by (used in) financing activities	448,882	(136,900)
Net increase in cash and cash equivalents	11,460	9,768
Cash and cash equivalents at beginning of the period	45,500	58,926
Cash and cash equivalents at end of the period	$ 56,960	$ 68,694

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2013	2012	2013	2012

Passengers carried		449,615	402,231	1,223,271	1,160,241
Passenger Cruise Days		3,170,169	2,727,697	8,461,719	7,865,959
Capacity Days		2,779,658	2,418,832	7,700,482	7,192,091
Occupancy Percentage		114.0%	112.8%	109.9%	109.4%

Gross Yield and Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2013			2013
		Constant			Constant
	2013	Currency	2012	2013	Currency	2012

Passenger ticket revenue	$ 583,923	$ 582,316	$ 490,322	$1,400,470	$1,399,622	$1,257,871
Onboard and other revenue	213,962	213,962	184,089	569,479	569,479	515,204
Total revenue	797,885	796,278	674,411	1,969,949	1,969,101	1,773,075
Less:
Commissions, transportation and other expense	140,086	139,575	122,331	347,650	347,326	321,640
Onboard and other expense	61,744	61,744	53,641	153,431	153,431	136,851
Net Revenue	$ 596,055	$ 594,959	$ 498,439	$1,468,868	$1,468,344	$1,314,584

Capacity Days	2,779,658	2,779,658	2,418,832	7,700,482	7,700,482	7,192,091

Gross Yield	$ 287.04	$ 286.47	$ 278.82	$ 255.82	$ 255.71	$ 246.53
Net Yield	$ 214.43	$ 214.04	$ 206.07	$ 190.75	$ 190.68	$ 182.78

Gross Cruise Cost, Net Cruise Cost and Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2013			2013
		Constant			Constant
	2013	Currency	2012	2013	Currency	2012
Total cruise operating expense	$ 456,102	$ 454,986	$ 394,071	$1,239,870	$1,239,171	$1,133,839
Marketing, general and administrative expense	77,606	77,477	57,779	236,923	236,724	190,748
Gross Cruise Cost	533,708	532,463	451,850	1,476,793	1,475,895	1,324,587
Less:
Commissions, transportation and other expense	140,086	139,575	122,331	347,650	347,326	321,640
Onboard and other expense	61,744	61,744	53,641	153,431	153,431	136,851
Net Cruise Cost	331,878	331,144	275,878	975,712	975,138	866,096
Less: Fuel expense	77,035	77,035	69,602	225,115	225,115	206,743
Net Cruise Cost Excluding Fuel	254,843	254,109	206,276	750,597	750,023	659,353
Less: Other (1)	6,857	6,857	--	27,307	27,307	--
Adjusted Net Cruise Cost Excluding Fuel	$ 247,986	$ 247,252	$ 206,276	$ 723,290	$ 722,716	$ 659,353

Capacity Days	2,779,658	2,779,658	2,418,832	7,700,482	7,700,482	7,192,091

Gross Cruise Cost per Capacity Day	$ 192.00	$ 191.56	$ 186.81	$ 191.78	$ 191.66	$ 184.17
Net Cruise Cost per Capacity Day	$ 119.40	$ 119.13	$ 114.05	$ 126.71	$ 126.63	$ 120.42
Net Cruise Cost Excluding Fuel per Capacity Day	$ 91.68	$ 91.42	$ 85.28	$ 97.47	$ 97.40	$ 91.68
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$ 89.21	$ 88.95	$ 85.28	$ 93.93	$ 93.85	$ 91.68

(1) Consists of non-cash share-based compensation related to the IPO and other supplemental adjustments.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net income attributable to Norwegian Cruise Line Holdings Ltd.	$ 170,858	$ 128,188	$ 65,622	$ 167,503
Net income attributable to non-controlling interest	2,036	--	857	--
Net income	172,894	128,188	66,479	167,503
Non-cash compensation	4,057	--	4,566	--
Non-cash share-based compensation related to IPO	--	--	18,527	--
Expenses related to debt prepayments (1)	--	--	160,573	--
Other (2)	5,241	--	5,171	--
Adjusted Net Income	$ 182,192	$ 128,188	$ 255,316	$ 167,503

Diluted weighted-average shares outstanding	210,703,244	179,050,050	208,673,608	178,986,504
Diluted earnings per share (3)	$ 0.82	$ 0.72	$ 0.32	$ 0.94
Adjusted EPS	$ 0.86	$ 0.72	$ 1.22	$ 0.94

(1) Consists of premiums, write-offs of deferred fees and other expenses related to prepayments of debt.
(2) Expenses incurred from changes in corporate entity structure and our Secondary Offering in the third quarter of 2013.
(3) Diluted earnings per share is computed by dividing net income by diluted weighted-average shares outstanding.

Adjusted EBITDA was calculated as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net income attributable to Norwegian Cruise Line Holdings Ltd.	$ 170,858	$ 128,188	$ 65,622	$ 167,503
Interest expense, net	26,627	47,196	257,969	142,271
Income tax expense	7,933	398	11,177	544
Depreciation and amortization expense	56,097	48,423	158,699	140,900
EBITDA	261,515	224,205	493,467	451,218
Net income attributable to non-controlling interest	2,036	--	857	--
Other (income) expense	626	(1,644)	(1,168)	(2,730)
Non-cash compensation and other (1)	6,857	1,014	11,446	3,686
Non-cash share-based compensation related to IPO	--	--	18,527	--
Adjusted EBITDA	$ 271,034	$ 223,575	$ 523,129	$ 452,174

(1) Consists of non-cash compensation, expenses incurred from changes in corporate entity structure and our Secondary Offering in the third quarter of 2013 and other supplemental adjustments.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Net Debt-to-Capital was calculated as follows (in thousands):

	September 30,	December 31,
	2013	2012

Long-term debt, net of current portion	$ 2,830,477	$ 2,764,120
Current portion of long-term	282,564	221,233
Total debt	3,113,041	2,985,353
Less: Cash and cash equivalents	56,960	45,500
Net Debt	3,056,081	2,939,853
Total shareholders' equity	2,574,888	2,018,784
Net Debt and shareholders' equity	$ 5,630,969	$ 4,958,637
Net Debt-to-Capital	54.3%	59.3%

Adjusted Free Cash Flow was calculated as follows (in thousands):

	Nine Months Ended
	September 30,
	2013	2012

Net cash provided by operating activities	$ 398,343	$ 376,523
Less: Capital expenditures for ship construction	(743,296)	(147,375)
Less: Capital expenditures for business enhancements and other	(92,469)	(82,480)
Free Cash Flow	(437,422)	146,668
Proceeds from ship construction financing facilities	640,586	119,231
Fees related to debt prepayment	124,215	--
Adjusted Free Cash Flow	$ 327,379	$ 265,899

CONTACT: Investor Relations Contact
         Andrea DeMarco
         (305) 468-2463
         InvestorRelations@ncl.com

         Media Contact
         AnneMarie Mathews
         (305) 436-4799
         PublicRelations@ncl.com